OFFSET ACKNOWLEDGEMENT

This acknowledgement is executed as of February 3, 2015 in accordance with that Securities Purchase Agreement dated June 24, 2014 (the "***Agreement***") by and between Typenex Co-Investment, LLC, a Utah limited liability company ("***Investor***"), and Medijane Holdings, Inc., a Nevada corporation (the "***Company***") and the related Transaction Documents (as defined in the Agreement). Capitalized terms not defined herein shall have the meaning assigned in the Agreement.

On January 28, 2015 ("**Offset Date**"), in accordance with Section 20 of the Secured Convertible Promissory Note dated June 24, 2014 (the "**Note**") issued by the Company to the Investor, the Company elected to exercise its Borrower Offset Right (as defined in the Note) whereas the Company is entitled to deduct and offset any amount owing by the initial Investor under the Secured Investor Notes and the Investor Notes, from any amount owed by the Company under the Note. The balance of the Note as of the Offset Date (prior to offset) was $1,193,828.47 (the "**Note Balance Prior to Offset**"). The combined balance of the Secured Investor Notes and the Investor Notes as of the Offset Date (prior to offset) was $890,800.00 (the "**Combined Investor Note Balance**"). Additionally, the Note Balance Prior to Offset included $85,000.00 of unearned original issue discounts ("**Unearned OID**").

The elected Borrower Offset Right results in the following:

Note Balance Prior to Offset:	$1,193,828.47
<u>Less:</u>	
Combined Investor Note Balance:	$890,800.00
Unearned OID:	<u>$85,000.00</u>
Note Balance After Offset	$218,028.47

In conjunction with the Company's exercise of its Borrower Offset Right, the Company and Investor each hereby acknowledge that the Secured Investor Notes and the Investor Notes were offset against the Company balances owed under the Note as of the Offset Date, and, as a result thereof, each of the Secured Investor Notes and the Investor Notes is deemed to have been paid in full and are now cancelled and terminated and the Company balance owed under the Note has been reduced to $218,028.47 as of the Offset Date. Additionally, the Company specifically acknowledges that Investor has no further obligations under any of the Secured Investor Notes and Investor Notes.

Further, the Company specifically acknowledges that, in accordance with Section 10 of the Membership Interest Pledge Agreement dated June 24, 2014 ("**Investor Pledge Agreement**") by and between the Company and the Investor, as a result of this exercise of the Borrower's Offset Right, the Investor Pledge Agreement and all security interests granted thereunder with respect to the Collateral (as defined in the Investor Pledge Agreement) have terminated and all such security interests shall be deemed released.

IN WITNESS WHEREOF, the undersigned have executed this Acknowledgment as of the date first set forth above.

COMPANY:

MEDIJANE HOLDINGS, INC.

By: ____________________
Name: Russell Stone
Title: Chief Executive Officer

INVESTOR:

TYPENEX CO-INVESTMENT, LLC

By: Red Cliffs Investments, Inc., its Manager

By: ____________________
John M. Fife, President